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                                                                      EXHIBIT 1

[MP LOGO]       MacKenzie Patterson, Inc.
                MacKenzie Patterson Advisors, Inc.
                MacKenzie Securities Partners, Inc.
                Patterson Financial Services, Inc.
                Moraga Partners, Inc.


TO:  THE HOLDERS OF LIMITED PARTNERSHIP INTERESTS IN:

                  CENTURY HILLCRESTE APARTMENT INVESTORS, L.P.

RE:  OFFER TO PURCHASE LIMITED PARTNERSHIP INTERESTS @ $4.25 PER UNIT

        MacKenzie Patterson, Inc. and its Affiliates (collectively "MPI"), hereby offer to purchase up to 320,000 of the outstanding Limited Partnership Units (the "Units") of Century Hillcreste Apartment Investors, L.P., (the "Partnership"), for $4.25 per Unit (the "Purchase Price"), net to the seller in cash which amount will be reduced by any cash distributions made to you by the Partnership after November 30, 1996. The 320,000 Units sought pursuant to this offer represent approximately 4.4% of the total outstanding Units at November 19, 1996. MPI does not charge any transactional fees. To calculate the total proceeds that would be paid to you, multiply the number of Units you own by $4.25 per Unit. To accept this offer, please execute the enclosed Assignment Form, and return it in the enclosed envelope. THE UNITS WILL BE PURCHASED ON A FIRST-COME, FIRST-BUY BASIS. Please respond quickly as we are limited to purchasing 320,000 Units. Our Offer will expire at 12:00 a.m. on December 31, 1996.

        MPI will be acquiring the Units for investment purposes, and does not intend to resell them. The $4.25 Purchase Price was determined as a result of MPI's own independent analysis. The Purchase Price does not necessarily represent the fair market value or liquidation value of each Unit, nor does the Purchase Price necessarily correspond with recent trade prices for the Units in the secondary market where such Units may trade (please see below). MPI believes the value of the Units exceeds the Purchase Price. No independent person was retained to evaluate or render any opinion with respect to the fairness of the Purchase Price.

        Neither MacKenzie Patterson, Inc., nor any of its affiliates are affiliated in any way with the Partnership or its general partner. Affiliates of MPI currently own less than one half of one percent of the outstanding units. MPI may purchase, from time to time, additional Units on the secondary market, or through registered tender offers, at prices which may vary from the price offered herein.

        Reasons to consider selling your interest in Century Hillcreste Apartment Investors, L.P. include:

o NO FUTURE IRS FILING REQUIREMENTS. If you sell all your units to us, 1996 will be the final year for which you will be obligated to file a K-1 for Century Hillcreste Apartment Investors, L.P., with your tax return. This may represent a substantial reduction in costs associated with filing complicated tax returns.

o ILLIQUIDITY OF UNITS. The relative illiquidity of the Units resulting from the absence of a formal trading market make the Units difficult to sell. According to the most recently reported trading


                1640 School Street, Suite 100, Moraga, CA 94558

                        510-631-9100   FAX 510-651-9119

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        prices in leading industry publications, the Partnership Spectrum(1) and the Stanger Report(2), units of Century Hillcreste Apartment Investors, L.P. have traded at prices ranging from of $2.85 - $4.46 per unit during the first nine months of 1996. The reported trading prices do not take into consideration any fees that a seller would pay, including General Partner Transfer Fees, and therefore; may not be the actual amount the seller was paid for their units.

o SIMPLIFIED IRA CONSOLIDATION. If you own more than one IRA and are trying to consolidate your IRA accounts, selling your limited partnership investment for cash can make consolidation easier and more cost effective.

o POTENTIAL TAX BENEFITS FROM THE SALE OF YOUR UNITS. We believe that most investors will realize a taxable loss upon the sale of their Units to us, which can be utilized by all investors to offset capital gains and by individual investors to offset up to $3,000 of earned income in any taxable year. You should consult your tax advisor as to how this might benefit you.

Sincerely,

MACKENZIE PATTERSON, INC.


For an efficient transfer of units and quicker payment of sales proceeds, please be sure to do the following:

1. Please completely fill out Box A including name(s) of owner(s), social security number(s) and address. It is important that all registered owners be included on, and sign this assignment form.

2. If you are unaware of how many units you own, please call us at (800) 854-8357. Or, simply write "All" next to units tendered if you wish to tender all your units.

3. If the units are held in a custodial account (IRAs, Keoghs, etc.), the custodian also has to execute the assignment form (see Box "B"). For custodians, please include a copy of the corporate resolution that denotes appropriate signatories.

4. For Trusts and Corporations, please enclose a copy of the Trust Agreement and/or corporation resolution naming the authorized signatories, including signature pages.

5. Estates should enclose a copy of the death certificate, and/or an affidavit of domicile, and a court appointment as executor or personal representative.

If you have any questions, or are having difficulties obtaining your custodian's signature please give us a call at (800) 854-8357.


----------------
(1)  Partnership Spectrum. Partnership Profiles, Inc., September/October 1996.
(2)  The Stanger Report. Robert Stanger & Co., Fall, 1996.



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                                ASSIGNMENT FORM
                         FOR LIMITED PARTNERSHIP UNITS
                                       OF
                  CENTURY HILLCRESTE APARTMENT INVESTORS, L.P.

Subject to and effective upon acceptance for payment, the undersigned ("the Seller"), hereby sells, assigns, transfers, conveys, and delivers and irrevocably directs any custodian or trustee to sell, assign, transfer, convey and deliver (the "Transfer") to MacKenzie Patterson, Inc., or its Assigns (the "Purchaser"), all of the Seller's right, title and interest in limited partnership units (the "Units") in Century Hillcreste Apartment Investors, L.P., a Delaware limited partnership ("the Partnership"), for $4.25 per Unit, net to the Seller in cash, which amount shall be reduced by any distributions made to the Seller by the Partnership after November 30, 1996. MacKenzie Patterson, Inc., may name any of its affiliates as assigns.

Such Transfer shall include, without limitation, all rights in, and claims to, any Partnership profits and losses, cash distributions, voting rights and other benefits of any nature whatsoever distributable or allocable to such Units under the Partnership's Agreement of Limited Partnership, as amended (the "Partnership Agreement"). The Seller hereby irrevocably constitutes and appoints the Purchaser as the true and lawful agent and attorney-in-fact of the Seller with respect to such Units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to vote, inspect Partnership books and records or act in such manner as any such attorney-in-fact, in its sole discretion, deem proper with respect to such Units, to deliver such Units and transfer ownership of such Units on the Partnership's books maintained by the General Partner of the Partnership, together with all accompanying evidences of transfer and authenticity to, or upon the order of, the Purchaser, to direct any custodian or trustee holding record title to the Units to do any of the foregoing, including the execution and delivery of a copy of this Agreement of Transfer, and upon payment by the Purchaser of the purchase price, to receive all benefits and cash distributions, change the address therefore on the Partnership's records, endorse Partnership checks payable to the Seller, and otherwise exercise all rights of beneficial ownership of such Units. The Purchaser shall not be required to post bond of any nature in connection with this power of attorney.

The Seller hereby represents and warrants to the Purchaser that the Seller owns such Units and has full power and authority to validly sell, assign, transfer, convey and deliver such Units to the Purchaser, and that when any such Units are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all options, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claim. If the undersigned is signing on behalf of an entity, the undersigned declares that he has authority to sign this document on behalf of the entity. The Seller further represents and warrants that the Seller is a "United States person", as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, or if the Seller is not a United States person, that the Seller does not own beneficially or of record more than 5% of the outstanding Units of the Partnership.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity or liquidation of the Seller and any obligations of the Seller shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. This agreement is irrevocable and may not be withdrawn or rescinded.


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By signing this Letter of Transmittal the Seller is hereby giving authority to
MacKenzie Patterson, Inc. to institute a change of address for all future distribution checks to be sent directly to MacKenzie Patterson at the address known as 1640 School Street Suite 100 Moraga California 94556.

Upon request, the Seller will execute and deliver, and irrevocably directs any custodian to execute and deliver, any additional documents deemed by the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of such Units.

The Seller hereby certifies, under penalty of perjury, that (i) the number shown below on this form as the Seller's Taxpayer Identification Number is correct, and (ii) Seller is not subject to back-up withholding either because Seller has not been notified by the Internal Revenue Service (the "IRS") that Seller is subject to back-up withholding as a result of a failure to report all interest or dividends, or the IRS has notified Seller that Seller is no longer subject to back-up withholding.

The Seller hereby also certifies, under penalties of perjury, that the Seller, if an individual, is not a non-resident alien for purposes of U.S. income taxation, and if not an individual, is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulation). The Seller understands that this certification may be disclosed to the IRS by the Purchaser and that any false statements contained herein could be punished by fine, imprisonment, or both.


           PLEASE PRINT ALL INFORMATION EXCEPT FOR THE SIGNATURE BOX

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Box A                                   Box B
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Owner(s)                                Custodian


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Owner(s) Signature                      Custodian Signature



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Social Security Number                  Tax ID Number


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Address                                 Address


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Units                                   Units

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Signature Guarantee                     Signature Guarantee



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